Exhibit 99.1

For further information, please contact:
John LaBoskey, Senior Vice President/CFO
BEI Technologies, Inc. 415/956-4477

BEI TECHNOLOGIES, INC. REPORTS
FOURTH QUARTER 2003 AND FULL YEAR RESULTS

     SAN FRANCISCO, CA, October 30, 2003 – BEI Technologies, Inc. (Nasdaq: BEIQ) reported consolidated after tax net income for the fourth quarter ended September 27, 2003 of $2,250,000 or $0.16 per share compared to a consolidated net loss of $766,000 or $0.05 per share for the fourth quarter of 2002. Net sales for the fourth quarter increased to $54.8 million from $43.4 million in the comparable quarter last year. Revenue for fiscal year 2003 increased 15.1% to $213.7 million compared to $185.6 million for the prior year. Consolidated after-tax net income for fiscal year 2003 was $5,565,000 or $0.39 per share compared to a net loss of $8,806,000 or $0.63 per share in the prior year, according to Charles Crocker, Chairman and Chief Executive Officer.

Quarterly Results

Crocker stated, “Net sales for the fourth quarter increased by $11.4 million compared to the prior year fourth quarter due primarily to a $10.0 million increase in automotive sensor sales, largely GyroChip® sensor shipments. Automotive revenue for the quarter included a $750,000 development billing to our largest customer. Sales of industrial sensors, actuators and motors increased in the quarter to $18.2 million from $16.9 million in the prior year fourth quarter, as a result of the improving economic environment and higher quartz aviation sales. Government sales increased to $5.0 million compared to $4.9 million in the prior year fourth quarter. Gross margin decreased to 24.0% in the fiscal 2003 fourth quarter from 29.7% in the prior year fourth quarter primarily due to a higher automotive product mix with lower associated margins, scrap issues with two automotive vendors increasing costs, and licensing and development revenue of $1.4 million without associated expenses in the prior year fourth quarter.”

Crocker continued, “As previously disclosed, we settled our Matsushita/Panasonic patent infringement litigation in the fourth quarter with a net cash receipt of approximately $7.6 million. Legal expense recovery, which is reflected in selling, general and administrative expense (SG&A), amounted to $3.5 million with an additional $2.1 million in other income net of other direct costs associated with the settlement. We anticipate additional favorable impacts of approximately $2.1 million to be recognized over the next two years. Additionally, our review in accordance with Statement of Financial Accounting Standard No. 115 of the strength of Athena Technologies’ financial position and current cash consumption led to an impairment assessment, reducing the value of our $2.5 million investment to $1.0 million. This $1.5 million was recognized in other expenses. Management believes in the strategic technology of Athena but lowered the company’s valuation because of the risk associated with a young company with limited capitalization.

SG&A spending decreased in the fourth quarter due to the legal fee recovery associated with our patent infringement litigation settlement. Legal spending in the quarter was $785,000 of which $533,000 was related to this settlement. Research and development expense in the fourth quarter decreased to 7.7% of net sales versus 10.2% in the prior year fourth quarter due to reduced spending for the silicon gyro effort and a higher revenue base. Also affecting research and development expense was the write down of $1.2 million representing the balance of the SiTek manufacturing equipment we judged to be impaired. Silicon gyro designs will continue to be evaluated, but we will not operate our silicon fabrication facility. Our current assessment, based on customer input, is that our continuing progress with quartz technology suggests that it will remain competitive for our planning horizon. Accordingly, management has initiated a reduction in the silicon gyro effort.

Cash flow for the 2003 fourth quarter was $5.3 million, primarily due to the patent litigation settlement. The Company’s cash balance at fiscal year ended September 27, 2003 increased to $9.2 million, with no outstanding balance on the Company’s $25.0 million line of credit. Accounts receivable increased from the prior year end as a result of higher activity levels and a delayed payment by our largest customer of $3.0 million received in the first week of fiscal year 2004. Inventory levels decreased with a higher automotive turnover rate.

Full Year Results

Revenue increased during fiscal year 2003 by 15.1% primarily due to an increase in automotive revenue of 25.8% to $119.1 million as compared to $94.7 million in fiscal 2002. Automotive revenue increased primarily due to GyroChip sensor shipments to our largest customer as well as higher shipments to other GyroChip customers. Industrial revenue declined by 1.5% to $72.7 million from the prior year level of $74.0 million due largely to continued softness in factory automation. Government sales increased 29.1% to $21.8 million from $16.9 million due to higher military quartz based sensor shipments.

Crocker concluded, “2003 was a year of transition. We increased sales and returned to profitability. Operationally we made good progress during the year. Many new automotive platforms were launched with GyroChip products in both the U. S. and Europe, and our largest customer transitioned to our newest technology in roll-stability while transferring quantity to us from its second source. We are pleased that there is increased favorable regulatory review of stability control for rollover prevention in the U.S. BEI secured multiple important military contracts during the year at several divisions, in particular leveraging our automotive quartz technology into the military market. The military market has been increasingly receptive to our quartz inertial products. The Mexico manufacturing facility experienced significant growth. Several products were transferred to Mexico for cost effectiveness, and we intend to expand the facility in the future as part of our emphasis on cost control. We satisfactorily settled long-standing litigation. We have substantially strengthened our financial position and enhanced the Company’s liquidity. Although general economic conditions remain uncertain, management believes the Company’s resources are adequate to support near term growth opportunities in our automotive, government and industrial markets.”

BEI Technologies, Inc. (“the Company” or “Technologies”) is an established manufacturer of electronic sensors, motors, actuators and motion control products used for factory and office automation, medical equipment, military, aviation and space systems. In addition, sales to manufacturers of transportation equipment including automobiles, trucks and off-road equipment have become a significant addition to the Company’s business in recent years. The Company’s micromachined quartz yaw rate sensors are being used in advanced vehicle stability control systems and a significant increase in the production of those sensors had been in progress from the middle of 1998 to Fiscal 2003 except for a decrease in production in fiscal 2002 due to increased competition. The Company has transitioned to its next generation of automotive inertial quartz based sensor products, remotely mounted multi-sensor clusters with can bus and a multi rate sensor package suitable for incorporation into electronic systems modules. The Company also manufactures electronic steering wheel position sensors, seat-memory modules, throttle position sensors, pressure sensors, and other devices used in transportation systems. GyroChip and MotionPak are registered trademarks of the Company.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including statements with respect to future timely development, acceptance and pricing of new products; potential impact of competitive products and their price; the ability to manufacture products in sufficient volume on an efficient and timely basis; general economic conditions as they affect the Company’s customers and strategic partners, as well as other risks detailed from time to time in the Company’s reports to the Securities and Exchange Commission, including the Company’s Form 10-K for fiscal 2002.

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 27,
	2003	September 28,
	(Unaudited)	2002 *

ASSETS
Cash and cash equivalents	$9,211	$4,418
Investments	5,185	6,727
Trade receivables, net	37,271	25,200
Inventories, net	24,190	28,538
Other current assets	13,304	16,289

Total current assets	89,161	81,172
Property, plant and equipment, net	37,123	37,770
Acquired technology	542	1,540
Goodwill	1,612	1,612
Other assets, net	5,344	4,002

	$133,782	$126,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$15,515	$13,709
Accrued expenses and other liabilities	27,668	24,888
Income tax payable	1,018	—
Current portion of long-term debt	7,117	7,094

Total current liabilities	51,318	45,691
Long-term debt, less current portion	17,494	22,500
Other liabilities	6,329	5,546
Stockholders’ equity	58,641	52,359

	$133,782	$126,096

*	Based on audited information included on Form 10-K for fiscal year ended September 28, 2002

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share amounts)

	Quarter Ended		Twelve Months Ended

	September 27,	September 28,	September 27,
	2003	2002	2003	September 28,
	(Unaudited)	(Unaudited)	(Unaudited)	2002 *

Net sales	$54,768	$43,418	$213,674	$185,638
Cost of sales	41,601	30,502	161,230	134,311

	13,167	12,916	52,444	51,327
Selling, general and administrative expenses	5,697	8,671	31,453	30,912
Research, development and related expenses	4,216	4,425	16,425	15,397

	3,254	(180)	4,566	5,018
Provision for excess capacity	—	—	—	10,275
Provision for uncollectables from a related party	—	—	—	3,072
Provision for product line move and other	—	—	—	2,230

Income (loss) from operations	3,254	(180)	4,566	(10,559)
Interest expense	383	579	1,855	2,270
Other income (expense)	466	(1,304)	5,862	(1,760)

Income (loss) before income taxes	3,337	(2,063)	8,573	(14,589)
Provision (benefit) for income taxes	1,087	(1,297)	3,008	(5,783)

Net income (loss)	$2,250	$(766)	$5,565	$(8,806)

BASIC EARNINGS (LOSS) PER COMMON SHARE
Net income (loss) per common share	$0.16	$(0.05)	$0.39	$(0.63)

Weighted average shares outstanding	14,170	14,063	14,119	13,993

DILUTED EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
Net income (loss) per common and common equivalent share	$0.16	$(0.05)	$0.39	$(0.63)

Weighted average shares outstanding	14,368	14,063	14,291	13,993

*	Based on audited information included on Form 10-K for fiscal year ended September 28, 2002

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Quarter Ended		Twelve Months Ended

	September 27,	September 28,	September 27,
	2003	2002	2003	September 28,
	(Unaudited)	(Unaudited)	(Unaudited)	2002 *

Net Income (loss)	$2,250	$(766)	$5,565	$(8,806)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,045	1,221	10,853	9,098
Other	3,465	3,612	5,221	2,469

Net cash provided by operating activities	8,760	4,067	21,639	2,761
Net cash used in investing activities	(1,144)	(1,560)	(9,293)	(6,111)
Net cash provided by (used in) financing activities	(2,360)	214	(7,553)	(8,670)

Net increase (decrease) in cash and cash equivalents	5,256	2,721	4,793	(12,020)
Cash and cash equivalents at beginning of period	3,955	1,697	4,418	16,438

Cash and cash equivalents at end of period	$9,211	$4,418	$9,211	$4,418

*	Based on audited information included on Form 10-K for fiscal year ended September 28, 2002

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